Exhibit 99.1
Company Contact:	Lankford Wade Senior Vice President & Treasurer (615) 236-6200
HealthSpring, Inc. Reports 2009 First Quarter Results
NASHVILLE, Tenn. (April 30, 2009) — HealthSpring, Inc. (NYSE:HS) today announced its results for the quarter ended March 31, 2009. Highlights for the 2009 first quarter included:
•	Net income of $20.6 million, or $0.38 per diluted share, compared with $21.1 million, or $0.37 per diluted share, in the 2008 first quarter;

•	Premium revenue of $634.6 million, up 17.3% over the 2008 first quarter; and

•	Medicare Advantage membership of 175,138, up 14.8% over the 2008 first quarter, and 8.1% compared with year-end 2008, and stand-alone PDP membership of 286,810, up 11.2% over the 2008 first quarter and relatively flat compared with 2008 year-end.
Commenting on 2009 first quarter results, Herb Fritch, Chairman and Chief Executive Officer, said, “The first quarter was a solid beginning to 2009 for HealthSpring, particularly for our Part D and South Florida operations. In addition, we are very encouraged by the strongest open-enrollment period in the history of our Company, particularly as it indicates the relative attractiveness of our various Medicare product offerings.”

First Quarter Results	Three Months Ended
($ in thousands, except per share amounts)	March 31,		Percent
	2009	2008	Change
Premium revenue	$634,596	$540,890	17.3%
Total revenue	646,115	552,709	16.9
Medical expense	529,600	444,182	19.2
Net income	20,612	21,058	(2.1)
Net income per common share — diluted (1)	0.38	0.37	2.7

(1)	Weighted average shares outstanding used in the calculation of net income per common share - diluted, were 54,781,391 and 56,962,521 for the three months ended March 31, 2009 and 2008, respectively.
Operating Highlights
Revenue
•	Medicare Advantage premium revenue (including the prescription drug component of HealthSpring’s Medicare Advantage plans, or “MA-PD”) was $541.4 million for the 2009 first quarter, reflecting an increase of 17.9% over the 2008 first quarter. The premium revenue increase is attributable to 4.0% higher premiums per member per month, or “PMPM,” and a 14.8% increase in membership. The 2008 first quarter included $12.0 million of additional premium revenue estimated for 2007 final retroactive risk adjustment settlements with CMS. This adjustment had a favorable impact on net income of $5.3 million, or $0.09 per diluted share, in the year-earlier quarter. The accrual for 2008 final retroactive risk settlements in the 2009 first quarter was not significant.

•	Medicare Advantage premiums PMPM were $1,047.24 in the 2009 first quarter, representing an increase of 6.8% compared with the prior year’s quarter, as adjusted to exclude out-of-period retroactive risk adjustments in the prior-year period.

•	Stand-alone PDP premium revenue was $92.5 million for the 2009 first quarter, an increase of 16.7% compared with the 2008 first quarter. The higher revenue resulted from an 11.2% increase in membership and a 5.1% increase in PDP premiums PMPM in the current period.

•	Investment income decreased $3.3 million, or 67.8%, to $1.6 million for the 2009 first quarter, primarily as a result of a decline in the average yield on invested and cash balances.
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HS Reports First Quarter 2009 Results

April 30, 2009
Medical Expense
•	Medicare Advantage medical loss ratio (“MLR”) was 81.3% for the 2009 first quarter, compared with 80.9% for the prior year’s first quarter, as adjusted to exclude out-of-period retroactive risk adjustments in the prior-year period. As expected, the MLR deterioration for the current period was primarily attributable to increases in medical expense PMPM outpacing PMPM revenue increases, which were partially offset by improvements in the Florida plan’s MLR resulting from reduced utilization and unit costs. Unfavorable MLR results in the Company’s core Medicare Advantage business were also partially offset by MLR improvement in the drug benefit component of MA-PD in the current period.
•	PDP MLR was 95.8% for the 2009 first quarter compared with 96.8% in 2008. The improvement in the 2009 PDP MLR was primarily the result of PMPM revenue increases in the current period.
Selling, General & Administrative (SG&A)
•	SG&A expense increased $9.4 million and represented 11.2% of total revenue in the 2009 first quarter compared with 11.4% of total revenue in the 2008 first quarter. The improvement in SG&A as a percentage of revenue was primarily the result of premium revenue increases. The dollar increase in the 2009 first quarter was primarily the result of additional personnel and higher sales commissions attributable to the membership growth.
Interest Expense
•	Interest expense in the 2009 first quarter decreased $1.1 million compared with the 2008 first quarter as a result of lower interest rates and lower average principal balances.
•	The Company’s weighted average effective interest rate (inclusive of the amortization of deferred financing costs) for the three months ended March 31, 2009, was 6.4% compared with 7.2% for the three months ended March 31, 2008.
Balance Sheet Highlights
•	At March 31, 2009, the Company’s cash and cash equivalents were $304.9 million, $44.2 million of which was held at unregulated subsidiaries.
•	Total debt outstanding was $258.5 million at March 31, 2009, compared with $268.0 million at December 31, 2008, and $292.5 million at March 31, 2008. There were no borrowings outstanding under the Company’s revolving credit facility at March 31, 2009 or 2008.
•	For the first quarter of 2009, net cash provided by operating activities was $7.9 million compared with $14.0 million for the first quarter of 2008.
•	Days in claims payable totaled 36 at the end of the 2009 first quarter compared with 37 at the end of the 2008 first quarter.
•	During the quarter ended March 31, 2009, the Company did not repurchase any shares of its common stock.
Outlook
The Company maintains its previously published operating and financial guidance for 2009, including earnings per share guidance in the range of $2.00 to $2.20.
Conference Call
A live audio webcast of the conference call regarding first quarter results will begin at 10:00 a.m. ET on Thursday, April 30, 2009. The public may access the conference call through HealthSpring’s website, www.healthspring.com, under the Investor Relations tab. The conference call can also be accessed by dialing (913) 312-1474, confirmation number 1266294. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for 30 days.
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HS Reports First Quarter 2009 Results

April 30, 2009
About HealthSpring
HealthSpring is based in Nashville, Tenn., and is one of the country’s largest coordinated care plans whose primary focus is the Medicare Advantage market. HealthSpring currently owns and operates Medicare Advantage plans in Alabama, Florida, Illinois, Mississippi, Tennessee and Texas and also offers a national stand-alone Medicare prescription drug plan. For more information, visit www.healthspring.com.
Cautionary Statement Regarding Forward Looking Statements
Statements contained in this release that are not historical fact are forward-looking statements, which the Company intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend on or refer to future events or conditions, or that include words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions are forward-looking statements. Such statements include 2009 guidance. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause its actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Any projections or other forward-looking information in this release or made orally and related thereto are based on management’s beliefs and assumptions and on information available to HealthSpring at the time the statements were or are made, which is subject to change. Although any such projections and forward-looking information and the factors influencing them will likely change, HealthSpring will not necessarily update the information except as required by law, as HealthSpring will only provide guidance at certain points during the year. Information contained herein speaks only as of the date of this release.
The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: changes in membership enrollment and dis-enrollment patterns; legislative and regulatory actions or changes, including changes in the design of the Medicare program and changes in Medicare funding and premium rates; changes in our members’ utilization of medical services; changes in medical and prescription drug cost trends; the Company’s ability to accurately estimate CMS retroactive risk adjustments to Medicare premiums; the Company’s ability to estimate assets and liabilities with respect to funds provided by CMS and held and administered for the benefit of members; increasing competition from other Medicare plan offerings; the Company’s ability to accurately estimate incurred but not reported medical claims; changes in estimated fair values of goodwill and other intangible assets as a result of, among other things, prolonged declines in the Company’s market capitalization; negotiation of acceptable contracts with physicians, hospitals, and other providers; contractual disputes with providers; increases in costs or liabilities associated with litigation; costs associated with compliance with regulatory mandates and with responding to regulatory audits; management changes; substantial changes in interest rates over a prolonged period; and changes in tax estimates, assets, or liabilities and valuation allowances related thereto. The foregoing list of factors is not intended to be exhaustive. Additional information concerning these and other important risks and uncertainties can be found under the headings “Special Note Regarding Forward-Looking Statements” and “Item 1A. - Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
Supplemental Information
Membership

	March 31,	Dec. 31,	Percent	March 31,	Percent
	2009	2008	Change	2008	Change
Medicare Advantage Membership:
Tennessee	53,833	49,933	7.8%	49,174	9.5%
Texas	48,456	43,889	10.4	38,357	26.3
Florida	29,978	27,568	8.7	26,681	12.4
Alabama	29,385	29,022	1.3	28,045	4.8
Illinois	10,067	9,245	8.9	8,735	15.2
Mississippi	3,419	2,425	41.0	1,535	122.7

Total	175,138	162,082	8.1%	152,527	14.8%

PDP Membership:	286,810	282,429	1.6%	258,012	11.2%

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HS Reports First Quarter 2009 Results

April 30, 2009
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Information
(in thousands)
(Unaudited)

	March 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$304,863	$282,240
Accounts receivable, net	102,725	74,398
Investment securities available for sale	3,705	3,259
Investment securities held to maturity	31,796	24,750
Funds due for the benefit of members	38,801	40,212
Deferred income taxes	5,093	4,198
Prepaid expenses and other	8,060	6,560

Total current assets	495,043	435,617
Investment securities available for sale	28,015	30,463
Investment securities held to maturity	24,595	20,086
Property and equipment, net	26,786	26,842
Goodwill	590,016	590,016
Intangible assets, net	216,514	221,227
Restricted investments	12,150	11,648
Risk corridor receivable from CMS	13,003	—
Other	13,102	8,878

Total assets	$1,419,224	$1,344,777

Liabilities and Stockholders’ Equity
Current liabilities:
Medical claims liability	$211,818	$190,144
Accounts payable, accrued expenses and other	38,501	35,050
Risk corridor payable to CMS	2,108	1,419
Current portion of long-term debt	28,724	32,277

Total current liabilities	281,151	258,890
Deferred income taxes	87,861	89,615
Long-term debt, less current portion	229,792	235,736
Funds held for the benefit of members	35,524	—
Other long-term liabilities	10,210	9,658

Total liabilities	644,538	593,899

Stockholders’ equity:
Common stock	580	578
Additional paid in capital	507,324	504,367
Retained earnings	315,782	295,170
Accumulated other comprehensive loss, net	(1,667)	(1,955)
Treasury stock	(47,333)	(47,282)

Total stockholders’ equity	774,686	750,878

Total liabilities and stockholders’ equity	$1,419,224	$1,344,777

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HS Reports First Quarter 2009 Results

April 30, 2009
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Income Information
(in thousands, except share data)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Revenue:
Premium revenue	$634,596	$540,890
Management and other fees	9,969	7,008
Investment income	1,550	4,811

Total revenue	646,115	552,709

Operating expenses:
Medical expense	529,600	444,182
Selling, general and administrative	72,250	62,899
Depreciation and amortization	7,524	7,248
Interest expense	4,281	5,404

Total operating expenses	613,655	519,733

Income before income taxes	32,460	32,976
Income taxes	(11,848)	(11,918)

Net income	$20,612	$21,058

Net Income per common share:
Basic	$0.38	$0.37

Diluted	$0.38	$0.37

Weighted average common shares outstanding:
Basic	54,481,835	56,861,343

Diluted	54,781,391	56,962,521

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HS Reports First Quarter 2009 Results

April 30, 2009
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flow Information
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Cash flows from operating activities:
Net income	$20,612	$21,058

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,524	7,248
Amortization of deferred financing cost	616	598
Equity in earnings of unconsolidated affiliate	(51)	(101)
Stock-based compensation	2,904	2,356
Deferred tax benefit	(2,769)	(1,808)
Increase (decrease) in cash due to:
Accounts receivable	(33,116)	(40,584)
Prepaid expenses and other current assets	(1,437)	294
Medical claims liability	21,674	29,755
Accounts payable, accrued expenses and other current liabilities	3,451	10,713
Risk corridor payable to/ receivable from CMS	(12,314)	(14,482)
Other	766	(1,037)

Net cash provided by operating activities	7,860	14,010

Cash flows from investing activities:
Purchases of property and equipment	(2,819)	(1,866)
Purchases of investment securities	(18,247)	(1,207)
Maturities of investment securities	8,888	28,526
Purchases of restricted investments	(6,583)	(4,310)
Maturities of restricted investments	6,081	3,951

Net cash (used in) provided by investing activities	(12,680)	25,094

Cash flows from financing activities:
Funds received for the benefit of members	159,711	123,094
Funds withdrawn for the benefit of members	(122,777)	(101,558)
Payments on long-term debt	(9,497)	(3,750)
Proceeds from stock option exercises	6	14
Purchase of treasury stock	—	(20,648)

Net cash provided by (used in) financing activities	27,443	(2,848)

Net increase in cash and cash equivalents	22,623	36,256

Cash and cash equivalents at beginning of period	282,240	324,090

Cash and cash equivalents at end of period	$304,863	$360,346

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